Exhibit 99

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES RECORD FIRST QUARTER 2004 RESULTS AND 2004 GUIDANCE UPDATE

RADNOR, PA., (PR Newswire) May 5, 2004 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported record quarterly results for net income, revenues and coal production. First quarter 2004 net income was $8.1 million, or $0.44 per limited partner unit (basic and diluted), on revenues of $18.0 million, a 47 percent increase over first quarter 2003 net income of $5.5 million, or $0.30 per limited partner unit, on revenues of $13.2 million. Net cash provided by operating activities for the first quarter of 2004 was $10.3 million, up 22 percent from $8.4 million in the first quarter of 2003. Distributable cash flow, a non-GAAP measure, was $10.4 million in the first quarter of 2004 as compared to $8.6 million in the same quarter of 2003. A reconciliation of distributable cash flow and other non-GAAP financial measures appears in the financial tables following this news release.

Cash Distribution

PVR will pay a $0.52 per unit quarterly cash distribution (an annualized rate of $2.08 per unit) on May 14, 2004 to unit holders of record as of May 5, 2004.

Operations Review

First quarter 2004 operating income was $9.2 million, a 51 percent increase over $6.1 million reported in the first quarter of 2003. Primary reasons for the improvement were as follows:

•	Coal royalty revenues were $16.9 million, a 47 percent increase over $11.5 million in the first quarter of 2003, primarily due to increased tonnage mined on PVR’s properties. Coal production from PVR’s properties in the first quarter was a quarterly record 8.0 million tons, a 25 percent increase over the 6.4 million tons produced in the first quarter of 2003. A significant increase in production from a lease on PVR’s Coal River property in West Virginia was the primary contributor to the increased production during the quarter.

•	Average royalties per ton increased to $2.12 in the first quarter of 2004 compared to $1.78 in the same quarter of 2003. The increase in average royalties per ton was primarily a result of higher production from certain coal-price sensitive leases which benefited from higher coal sales prices compared to the first quarter of 2003.

•	Coal services revenues increased to $0.8 million in the first quarter of 2004 compared to $0.5 million in the first quarter of 2003. The increase was a result of a coal service facility acquired in November 2002 that commenced operations in the third quarter of 2003 and a new loadout facility constructed in 2003 that began operating on February 1, 2004. Both facilities are located on PVR’s Coal River property.

•	Timber revenue decreased to $0.2 million in the first quarter of 2004 from $0.6 million in the same quarter of last year, due primarily to the timing of timber parcel sales.

•	PVR did not receive any minimum rental revenue during the quarter since royalty payments received from each operator exceeded predetermined minimum revenue requirements.

•	Royalty expenses increased to $1.6 million in the first quarter of 2004 from $0.3 million in the first quarter of 2003, primarily as a result of increased production from certain properties subleased from third parties by PVR.

•	Operating expenses in the first quarter decreased to $0.1 million in 2004 from $0.5 million in 2003 as maintenance costs incurred during 2003 on a Coal River property were assumed by the new lessee of the property.

•	Non-cash DD&A expense increased to $4.8 million in the first quarter of 2004 from $4.2 million in the same quarter of last year, primarily as a result of increased coal production.

Capital Resources

As of March 31, 2004, PVR’s outstanding borrowings were $92.5 million, including $3.0 million of the 10-year, 5.77 percent fixed rate senior unsecured notes classified as current portion of long-term debt. The remaining $89.5 million of long-term debt as of March 31, 2004 included $2.5 million borrowed against PVR’s revolving credit facility and $87.0 million of senior unsecured notes. As a result of issuing the senior unsecured notes late in the first quarter of 2003, interest expense in the first quarter of 2004 increased to $1.3 million from $0.8 million in the first quarter of 2003.

Management Comment

A. James Dearlove, Chief Executive Officer of Penn Virginia Resource Partners, L.P., said “PVR enjoyed an excellent quarter due to a significant increase in coal production, particularly from a West Virginia longwall mine, and an improved price environment. As evidenced in the guidance table included with this news release, we expect 2004 to be an improvement over the record results achieved in 2003. The combination of a diminished supply of easily recoverable coal reserves and increased coal demand has resulted in very strong Appalachian coal markets. Renewing term coal sales contracts are now typically at or above $40 per ton and spot coal sales prices are currently over $50 per ton. Approximately 50 percent of PVR’s coals are sold by its lessees under term contracts, approximately 20 percent is sold on the spot market and royalty is received on the remaining 30 percent according to fixed price contracts that escalate on an annual basis. As a result of this mix of royalty types, PVR expects to realize the full benefit of these higher coal prices on a delayed basis. However, as indicated in this press release, PVR has already experienced an improvement in the per ton royalty rates from $1.78 per ton in 2003’s first quarter to $2.12 per ton in the first quarter of 2004.

“In January 2004, the Bull Creek loadout facility on our Coal River property became operational and is expected to contribute approximately $0.7 million in revenues in 2004. We continue to seek acquisitions of coal properties and additional fee-based assets, both in the coal and mid-stream oil and gas sectors.”

Guidance Update for 2004

See the 2004 Guidance Table included in this release for additional guidance estimates for the second quarter and full year 2004. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss results and the outlook for the remainder of 2004, is scheduled for Thursday, May 6, 2004 at 1:00 p.m. EDT. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. You can participate in the conference call by phone by dialing 1-877-407-9205 or via the Internet by going to the PVR’s website www.pvresource.com. An on-demand replay of the conference call will be available at the PVR’s website for 14 days beginning after the call.

*****

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties and related assets. PVR also provides fee-based coal preparation and transportation facilities to some of its lessees to enhance their production levels and to generate additional coal services revenues. In addition to the coal business, PVR generates revenues from the sale of timber growing on its properties. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership’s website at www.pvresource.com.

Forward-looking statements: This news release contains various forward-looking statements. With the exception of historical matters, any matters discussed are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: acquisitions, expected commencement dates of coal mining, projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, costs and expenditures, projected demand for coal, projected supply of coal, and lessee delays or defaults in making payments, all of which will affect revenue levels, prices, royalties and minimum rental payments received by PVR. Additional information concerning these and other factors can be found in PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 11, 2004. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

OPERATIONS SUMMARY

	Three Months Ended March 31,
	2004	2003
Coal
Coal royalty tons (in thousands)	7,953	6,423
Average gross coal royalty per ton	$2.12	$1.78

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Revenues
Coal royalties	$16,860	$11,451
Coal services	784	493
Timber	153	556
Minimum rentals	—	605
Other	166	136

	17,963	13,241

Expenses
Royalty	1,617	327
Operating	132	513
Taxes other than income	284	296
General and administrative	1,973	1,811
Depreciation, depletion and amortization	4,769	4,218

	8,775	7,165

Operating Income	9,188	6,076

Interest expense, net	(1,061)	(455)

Income before cumulative effect of change in accounting principle	8,127	5,621
Cumulative effect of change in accounting principles	—	(107)

Net income	$8,127	$5,514

Allocation of net income:
Net income	$8,127	$5,514
Less: General partner’s interest in net income	163	110

Limited partners’ interest in net income	$7,964	$5,404

Basic and diluted net income per limited partner unit:
Common	$0.44	$0.30
Subordinated	$0.44	$0.30

Weighted average units outstanding:
Common	10,407	10,127
Subordinated	7,650	7,650

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Cash	$9,426	$9,066
Other current assets	9,522	7,676

Total current assets	18,948	16,742
Property and equipment, net	230,083	233,277
Coal mineral interests, net	4,773	4,869
Other long-term assets	4,556	5,004

Total assets	$258,360	$259,892

Liabilities and Shareholders’ Equity
Current liabilities	$6,467	$6,985
Other long-term liabilities	9,094	8,821
Long-term debt	89,487	90,286
Shareholders’ equity	153,312	153,800

Total liabilities and shareholders’ equity	$258,360	$259,892

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended March 31,
	2004	2003
Operating Activities
Net income	$8,127	$5,514
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	4,769	4,218
Gain on sale of property and equipment	(3)	—
Noncash interest expense	126	120
Cumulative effect of change in accounting principle	—	107
Changes in operating assets and liabilities	(2,748)	(1,516)

Net cash provided by operating activities	10,271	8,443

Investing activities:
Payments received on long-term notes	166	121
Proceeds from sale of property and equipment	3	45
Capital expenditures	(404)	(1,269)

Net cash provided by (used in) investing activities	(235)	(1,103)

Financing Activities:
Payments for debt issuance costs	—	(1,419)
Proceeds from borrowings, net	—	1,613
Proceeds from issuance of partners’ capital	—	278
Distributions to partners	(9,676)	(8,008)

Net cash provided by (used in) financing activities	(9,676)	(7,536)

Net increase (decrease) in cash and cash equivalents	360	(196)
Cash and cash equivalents-beginning balance	9,066	9,620

Cash and cash equivalents-ending balance	$9,426	$9,424

PENN VIRGINIA RESOURCE PARTNERS, L.P.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended March 31,
	2004	2003
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Distributable cash flow”
Net cash provided by operating activities	$10,271	$8,443
Payments received on long-term notes	166	121
Other property and equipment expenditures	—	(8)

Distributable cash flow (see Note 1 below)	$10,437	$8,556

Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “EBITDA”
Net cash provided by operating activities	$10,271	$8,443
Changes in operating assets and liabilities	2,748	1,516
Gain on sale of property and equipment	3	—
Non-cash interest expense	(126)	(120)
Interest (income) expense, net	1,061	455

EBITDA (see Note 2 below)	$13,957	$10,294

Reconciliation of GAAP “Income before cumulative effect of change in accounting principle” to Non-GAAP “EBITDA”
Income before cumulative effect of change in accounting principle	$8,127	$5,621
Interest (income) expense, net	1,061	455
Depreciation, depletion and amortization	4,769	4,218

EBITDA (see Note 2 below)	$13,957	$10,294

Note 1- Distributable cash flow represents net cash provided by operating activities plus payments received on long-term notes minus maintenance capital expenditures. Other property and equipment expenditures are capital expenditures (as defined by GAAP) which do not increase the capacity of an asset or generate additional revenues or net cash from operating activities. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of PVR’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 2 - EBITDA represents net income (loss) before cumulative effect of accounting change, income tax expense (benefit), interest expense, and depreciation, depletion and amortization expense. Management believes EBITDA provides additional, useful information regarding PVR’s ability to meet our debt service, capital expenditure and working capital requirements. EBITDA is a traditional measure of a business’ ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of our business. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDA is the most widely-used financial measure by commercial banks, investment bankers, fixed-income investors and ratings agencies. It is also a financial measurement that, with certain negotiated adjustments, is reported to our banks under our bank credit facility and is used in our financial covenants under our bank credit facility and the indenture governing our senior unsecured notes. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), income (loss) from operations or net cash flows provided by operating activities prepared in accordance with GAAP.

Penn Virginia Resource Partners, L.P.

Guidance Table

(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for the fourth quarter and full year 2004.

		Guidance
	First 2004 Actual	Second Quarter 2004	Full Year 2004
Coal royalty tons (a)	8.0	6.6 - 7.4	27.0 - 29.0

Revenues:
Coal royalties (a)	$16.9	$13.2 - 14.8	$54.8 - 58.9
Coal services	0.8	0.7 - 0.9	2.8 - 3.4
Timber and other	0.3	0.2 - 0.4	1.4 - 2.0

Expenses:
Royalty (a)	1.6	1.0 - 1.5	4.4 - 5.2
Operating	0.1	0.2 - 0.3	0.8 - 1.0
Taxes other than income	0.3	0.2 - 0.3	0.9 - 1.1
General and administrative	2.0	1.9 - 2.2	7.8 -8.3
Depreciation, depletion and amortization	4.8	4.0 - 4.4	16.3 - 17.2
Interest expense:
Average long-term debt outstanding	92.2	92.5	92.5
Net interest rate	4.6%	5.0%	5.0%

Capital Expenditures ($millions)	$0.4	$0.0 - 0.1	$0.5 - 0.6

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia Resource Partners, L.P. changes.

(a) -	Second quarter and full year guidance includes reductions from first quarter 2004 levels due to longwall mining operations moving from two of our lessees. One of these lessees is mining on our subleased property, which directly impacts royalty expense.